Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 Nos. 333-201036, 333-216656, 333-218772 and 333-220170) pertaining to the 2006 Stock Option Plan, 2011 Stock Option Plan, 2014 Equity Incentive Plan, as amended, and 2014 Employee Stock Purchase Plan of Bellicum Pharmaceuticals, Inc., and

(2)	Registration Statements (Form S-3 Nos. 333-219021 and 333-219020) of Bellicum Pharmaceuticals, Inc.

of our report dated March 13, 2018, with respect to the consolidated financial statements of Bellicum Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Bellicum Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
March 13, 2018